Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

Registration Statement

(Form Type)

Energy Transfer LP

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (2)

Equity	Common Units representing limited partner interests	Rule 457(c) and 457(h)	70,000,000 (1)	$13.69 (2)	$957,950,000.00	$147.60 per $1,000,000	$141,393.42

Total Offering Amounts				—	$957,950,000.00	—	$141,393.42

Total Fee Offsets				—	—	—	—

Net Fee Due				—	—	—	$141,393.42

(1)

The Form S-8 registration statement to which this Exhibit 107.1 is attached registers 70,000,000 common units of Energy Transfer LP, a Delaware limited partnership, pursuant to the Amended and Restated Energy Transfer LP Long-Term Incentive Plan (as amended, the “Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the Registration Statement shall be deemed to cover an indeterminate number of additional common units as may be necessary to adjust the number of shares of common units that may become issuable by reason of unit splits, unit distributions or similar transactions pursuant to the anti-dilution provisions of the Plan.

(2)

Estimated solely for purposes of calculating the registration fee, in accordance with Rule 457(h), on the basis of the price of securities of the same class, as determined in accordance with Rule 457(c), using the average of the high and low prices for the common units reported on The New York Stock Exchange on November 29, 2023 (a date within five business days prior to the date of filing the Registration Statement), which was equal to $13.69.